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Exhibit 5

        OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP

PARK AVENUE TOWER, 65 EAST 55TH STREET
NEW YORK, NEW YORK 10022
(212) 451-2300
FACSIMILE (212) 451-2222
www.ogfrwlaw.com

NEW JERSEY OFFICE 2001 ROUTE 46, SUITE 202 PARSIPPANY, NEW JERSEY 07054 (973) 335-7400 FACSIMILE (973) 335-8018

November 10, 2004

Ness Technologies, Inc.
Ness Tower
Atidim High-Tech Industrial Park
Building 4
Tel Aviv 61580, Israel

            Re: Form S-4 Registration Statement

Ladies and Gentlemen:

        We have acted as counsel to Ness Technologies, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-4, dated the date hereof (as amended from time to time, the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the registration of the 262,319 shares (the "Shares") of the common stock, $0.01 par value per share, of the Company, in connection with the Company's offer to exchange the Shares for any and all outstanding shares of common stock of the Company's subsidiary, Ness U.S.A. Inc., a Delaware corporation, not currently owned by the Company. This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

        In connection with this opinion, we have examined the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, the Registration Statement and such other documents as we have considered appropriate for purposes of this opinion.

        We have also reviewed such other matters of law and examined and relied upon such other documents, records and certificates as we have deemed relevant hereto. In all such examinations we have assumed conformity with the original documents of all documents submitted to us as conformed or photostatic copies, the authenticity of all documents submitted to us as originals and the genuineness of all signatures on all documents submitted to us. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

        On the basis of the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized by the requisite corporate action on the part of the Company and, when issued as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

        The foregoing opinion is limited to the General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations or ordinances. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes that may hereafter occur. This opinion is being furnished solely for the Company's benefit in connection with the issuance, offer and sale of the Shares and is not to be used, quoted or otherwise referred to for any other purpose without our prior written consent.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference made to our firm under the caption "Legal Matters" in the Prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

              Very truly yours,

              /s/ Olshan Grundman Frome Rosenzweig & Wolosky LLP

              OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP

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  Exhibit 5